Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated March 20, 2008 (July 2, 2008 as to Note 14 and Note 18) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the allocation of parent company costs) relating to the combined financial statements of The Folgers Coffee Company appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

July 18, 2008